EXHIBIT 10.1

August 6, 2007

Mr. Marty Albertson

Dear Marty:

I am writing with reference to the Second Amended and Restated Employment Agreement (as amended, the “Agreement”), dated as of October 8, 2004, between you and Guitar Center, Inc. (the “Company”). Section 4(f)(ii) of the Agreement provides that for fiscal 2007 the Company’s obligations under Section 4(f) to grant an annual equity incentive to you shall be satisfied by granting to you options to purchase 32,000 shares of the common stock of the Company. It is our understanding that you have agreed to waive the Company’s obligation to grant the 2007 options. Please confirm that our understanding is correct by signing this letter in the space indicated below.

Best regards,

GUITAR CENTER, INC.
/s/ LELAND P. SMITH
Leland P. Smith
Executive Vice President of Corporate
Development and General Counsel
Confirmed:
/s/ MARTY ALBERTSON
Marty Albertson